Exhibit 99.1

FOR IMMEDIATE RELEASE

MasterCraft Boat Holdings, Inc. Reports Results for the First Three Months of Its Transition Period

VONORE, Tenn. – November 10, 2026 – MasterCraft Boat Holdings, Inc. (NASDAQ: MCFT) today announced financial results for the first three months of its transition period ended October 4, 2026.

The overview, commentary, and results provided herein relate to our continuing operations, which consists of our Performance and Wake, Leisure, and Recreation and Sport Fishing segments.

On May 15, 2026, the Company completed the merger with Marine Products (“Marine Products Transaction”). As a result, the Company recognized incremental net sales of $59.3 million within the Recreation and Sport Fishing segment during the first three months of the Transition Period (as defined below) compared to the first three months of fiscal 2026. Results for the three-month period ended October 4, 2026 were also impacted by acquisition and integration costs, including the change in fiscal year-end, associated with the Marine Products Transaction.

In connection with the merger, the Company announced a change in its fiscal year-end from June 30 to December 31, effective July 1, 2026, to conform to the fiscal year-end historically used by Marine Products. As a result, the Company expects to file a transition report covering the six-month period from July 1, 2026 through December 31, 2026 (the “Transition Period”). Thereafter, the Company’s reporting periods will be based on its new December 31 fiscal year-end.

Highlights:

▪
Net sales for the first three months of the Transition Period were $154.1 million, up $85.1 million, or 123.4%, from the prior-year period. Excluding the contribution from the Marine Products Transaction, net sales increased $25.8 million, or 37.4%, compared to the prior-year period.
▪
Integration and synergy efforts continue to advance to plan
▪
Income from continuing operations during the first three months of the Transition Period was $12.1 million, or $0.50 per diluted share, up from $3.7 million, or $0.22 per diluted share, in the prior-year period
▪
Adjusted Net Income, a non-GAAP measure, during the first three months of the Transition Period was $12.2 million, or $0.50 per diluted share, up from $4.7 million, or $0.29 per diluted share, in the prior-year period
▪
Adjusted EBITDA, a non-GAAP measure, during the first three months of the Transition Period was $20.1 million, up $13.1 million from the comparable prior-year period

▪
Share repurchases of $4.8 million during the first three months of the Transition Period, with $18.7 million remaining under the repurchase program

Brad Nelson, Chief Executive Officer, commented, “We delivered results above our expectations in the first quarter of the Transition Period, with total company net sales growing more than 120% year-over-year. Importantly, our legacy business net sales grew 37% and delivered Adjusted EBITDA growth of nearly 140%, reflecting the deliberate product, commercial, and operational actions we have taken across our business to drive premium mix, clean channels, and reduce costs.”

Nelson continued, “The success of the next-generation X-Series is a clear example of the strength of our product and portfolio strategy and our ability to translate a deep understanding of our consumers into products that resonate in the market. Combined with our ongoing cost, productivity, and quality initiatives, those actions are driving stronger earnings and margin performance.”

Three-Month Period Results

For the first three months of the Transition Period, MasterCraft Boat Holdings, Inc. reported consolidated net sales of $154.1 million, up $85.1 million from the prior-year period. The increase in net sales was primarily due to incremental net sales of $59.3 million generated in our Recreation and Sport Fishing segment as a result of the Marine Products Transaction, and higher unit volumes, favorable model mix, and increased prices in our Performance and Wake and Leisure segments.

Gross margin percentage decreased 120 basis points during the first three months of the Transition Period, compared to the prior-year period. The decrease was primarily the result of the inclusion of our Marine Products business, partially offset by increased net sales and favorable cost absorption in our Performance and Wake and Leisure segments.

Operating expenses increased $8.9 million for the first three months of the Transition Period, compared to the prior-year period, due to incremental operating expenses within the Recreation and Sport Fishing segment, as well as additional acquisition and integration costs, including the change in fiscal year-end, related to the Marine Products Transaction, and higher selling and marketing costs.

Income from continuing operations was $12.1 million for the first three months of the Transition Period, compared to $3.7 million in the prior-year period. Diluted income from continuing operations per share was $0.50, compared to diluted income per share of $0.22 for the prior-year period.

Adjusted Net income was $12.2 million for the first three months of the Transition Period, or $0.50 per diluted share, compared to $4.7 million, or $0.29 per diluted share, in the prior-year period.

Adjusted EBITDA was $20.1 million for the first three months of the Transition Period, compared to $7.0 million in the prior-year period. Adjusted EBITDA margin was 13.0%, up from 10.1% for the prior-year period.

See “Non-GAAP Measures” below for a reconciliation of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, Adjusted Net Income per share, and Free Cash Flow, which we refer to collectively as the “Non-GAAP Measures”, to the most directly comparable financial measures presented in accordance with GAAP.

Outlook

Concluded Nelson, “This quarter reinforces three important drivers of our long-term earnings potential. First, commercial and operational execution across our business is translating into higher earnings. Second, our expanded brand portfolio and growing dealer network are creating new opportunities for growth across categories and end markets. And third, the investments we are making to capture synergies and leverage the scale and capabilities of the combined company provide meaningful opportunities that we believe will drive further value creation.”

The Company’s outlook is as follows:

•
For the Transition Period we expect consolidated net sales to be between $293 million and $297 million, with Adjusted EBITDA between $32 million and $34 million, and Adjusted Earnings per share between $0.75 and $0.80. We continue to expect capital expenditures to be approximately $9 million for the Transition Period.

Conference Call and Webcast Information

MasterCraft Boat Holdings, Inc. will host a live conference call and webcast to discuss the first three months of the Transition Period results today, November 10, 2026, at 8:30 a.m. ET. Participants may access the conference call live via webcast on the investor section of the Company’s website, Investors.MCBH.com, by clicking on the webcast icon. To participate via telephone, please register in advance at this link. Upon registration, all telephone participants will receive a confirmation email detailing how to join the conference call, including the dial-in number along with a unique passcode and registrant ID that can be used to access the call. A replay of the conference call and webcast will be archived on the Company's website.

About MasterCraft Boat Holdings, Inc.

Headquartered in Vonore, Tenn., MasterCraft Boat Holdings, Inc. (NASDAQ: MCFT) is a leading innovator, designer, manufacturer and marketer of recreational powerboats through its five brands, MasterCraft, Crest, Balise, Chaparral, and Robalo. For more information about MasterCraft Boat Holdings, and its five brands, visit: Investors.MCBH.com, www.MasterCraft.com, www.CrestPontoonBoats.com, www.BalisePontoonBoats.com, www.ChaparralBoats.com, and www.Robalo.com.

Forward-Looking Statements

This press release includes forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements can often be identified by such words and phrases as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “may,” “will,” “should,” “continue” and similar expressions, comparable terminology or the negative thereof, and include statements in this press release concerning economic uncertainty, our operations as a combined company, the resilience of our business model, our intention to drive value, and our financial outlook.

Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, but not limited to: rising interest rates, general economic conditions, changes in trade priorities, policies and regulations, including increases or changes in duties, current and potentially new tariffs and quotas and other similar measures, as well potential direct and indirect impact of reciprocal tariffs and other actions, demand for our products, persistent inflationary pressures, changes in consumer preferences, competition within our industry, our ability to successfully integrate Marine Products and realize the expected benefits thereof, any litigation related to the acquisition of Marine Products, our ability to maintain a reliable network of dealers, including new dealers in international locations, our ability to cooperate with our strategic partners, elevated inventories resulting in increased costs for dealers, our ability to manage our manufacturing levels and our fixed cost base, the successful introduction of our new products, geopolitical conflicts and other political developments, and financial institution disruptions. These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2026, filed with the Securities and Exchange Commission (the “SEC”) on September 10, 2026, could cause actual results to differ materially from those indicated by the forward-looking statements. The discussion of these risks is specifically incorporated by reference into this press release.

Any such forward-looking statements represent management's estimates as of the date of this press release. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release. We undertake no obligation (and we expressly disclaim any obligation) to update or supplement any forward-looking statements that may become untrue or cause our views to change, whether because of new information, future events, changes in assumptions or otherwise. Comparison of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Use of Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements prepared in accordance with United States generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures in this release. Reconciliations of the non-GAAP measures used in this release to the most comparable GAAP measures for the respective periods can be found in tables immediately following the consolidated statements of operations. The non-GAAP Measures have limitations as analytical tools and should not be considered in isolation or as a substitute for the Company’s financial results prepared in accordance with GAAP.

Results of Operations for the Three Months Ended October 4, 2026

MASTERCRAFT BOAT HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

	Three Months Ended
	October 4,	September 28,
	2026	2025

Net sales	$154,139	$69,002
Cost of sales	121,681	53,606
Gross profit	32,458	15,396
Operating expenses:
Selling and marketing	5,640	2,907
General and administrative	14,269	8,261
Amortization of other intangible assets	568	450
Total operating expenses	20,477	11,618
Operating income	11,981	3,778
Other income (expense):
Interest expense	(34)	(1)
Interest income	363	770
Income before income tax expense	12,310	4,547
Income tax expense	207	891
Income from continuing operations	12,103	3,656
Loss from discontinued operations, net of tax	(3)	(20)
Net income	$12,100	$3,636

Income (loss) per share
Basic
Continuing operations	$0.50	$0.23
Discontinued operations	—	(0.01)
Net income	$0.50	$0.22

Diluted
Continuing operations	$0.50	$0.22
Discontinued operations	—	—
Net income	$0.50	$0.22

Weighted average shares used for computation of:
Basic earnings per share	24,279,593	16,177,634
Diluted earnings per share	24,316,251	16,255,397

MASTERCRAFT BOAT HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	October 4,	June 30,
	2026	2026
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$41,893	$43,865
Accounts receivable, net of allowances of $284 and $216, respectively	18,930	11,445
Income tax receivable	1,988	2,139
Inventories	88,353	82,261
Prepaid expenses and other current assets	10,333	12,997
Total current assets	161,497	152,707
Property, plant and equipment, net	118,991	120,563
Goodwill	134,865	134,092
Other intangible assets, net	81,648	82,216
Other long-term assets	11,275	10,854
Total assets	$508,276	$500,432
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$27,267	$24,206
Income tax payable	187	187
Accrued expenses and other current liabilities	72,349	73,265
Total current liabilities	99,803	97,658
Deferred income taxes	3,616	1,378
Unrecognized tax positions	13,707	18,299
Other long-term liabilities	1,839	1,809
Total liabilities	118,965	119,144
COMMITMENTS AND CONTINGENCIES
EQUITY:
Common stock, $.01 par value per share — authorized, 100,000,000 shares; issued and outstanding, 24,223,933 shares at October 4, 2026 and 24,437,538 shares at June 30, 2026	242	244
Additional paid-in capital	247,768	251,843
Retained earnings	141,101	129,001
MasterCraft Boat Holdings, Inc. equity	389,111	381,088
Noncontrolling interest	200	200
Total equity	389,311	381,288
Total liabilities and equity	$508,276	$500,432

Supplemental Operating Data

The following table presents certain supplemental operating data for the periods indicated:

	Three Months Ended
	October 4,	September 28,
	2026	2025	Change
	(Dollars in thousands)
Unit sales volume:
Performance and Wake	457	377	21.2%
Leisure	225	188	19.7%
Recreation and Sport Fishing	569	—	—%
Consolidated	1,251	565	121.4%
Net sales:
Performance and Wake	$81,704	$58,145	40.5%
Leisure	13,097	10,857	20.6%
Recreation and Sport Fishing	59,338	—	—%
Consolidated	$154,139	$69,002	123.4%
Net sales per unit:
Performance and Wake	$179	$154	16.2%
Leisure	58	58	—%
Recreation and Sport Fishing	104	—	—%
Consolidated	123	122	0.8%
Gross margin	21.1%	22.3%	(120) bps

Non-GAAP Measures

EBITDA, Adjusted EBITDA, EBITDA margin, and Adjusted EBITDA margin

We define EBITDA as income from continuing operations, before interest, income taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA further adjusted to eliminate certain non-cash charges or other items that we do not consider to be indicative of our core and/or ongoing operations. For the periods presented herein, the adjustments include share-based compensation, senior leadership transition costs, Marine Products acquisition and integration costs, and inventory step-up. We define EBITDA margin and Adjusted EBITDA margin as EBITDA and Adjusted EBITDA, respectively, each expressed as a percentage of Net sales.

Adjusted Net Income and Adjusted Net Income per share

We define Adjusted Net Income as income from continuing operations, adjusted to eliminate certain non-cash charges or other items that we do not consider to be indicative of our core and/or ongoing operations and reflecting income tax expense on adjusted net income before income taxes at our estimated annual effective tax rate. We define Adjusted Net Income per share as Adjusted Net Income divided by the weighted-average basic and diluted shares outstanding. For the periods presented herein, these adjustments include other intangible asset amortization, share-based compensation, senior leadership transition costs, Marine Products acquisition and integration costs, and inventory step-up.

Free Cash Flow

We define Free Cash Flow from continuing operations as net cash flows from operating activities less purchases of property, plant, and equipment.

The Non-GAAP Measures are not measures of net income, operating income, or net cash flows as determined under GAAP. The Non-GAAP Measures are not measures of performance in accordance with GAAP and should not be considered as an alternative to net income, net income per share, or net operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of cash flows. We believe that the inclusion of the Non-GAAP Measures is appropriate to provide additional information to investors because securities analysts and investors use the Non-GAAP Measures to assess our operating performance across periods on a consistent basis and to evaluate the relative risk of an investment in our securities. We use Adjusted Net Income and Adjusted Net Income per share to facilitate a comparison of our operating performance on a consistent basis from period to period that, when viewed in combination with our results prepared in accordance with GAAP, provides a more complete understanding of factors and trends affecting our business than does GAAP measures alone. We believe Adjusted Net Income and Adjusted Net Income per share assists our board of directors, management, investors, and other users of the financial statements in comparing our net income on a consistent basis from period to period because it removes certain non-cash items and other items that we do not consider to be indicative of our core and/or ongoing operations and reflecting income tax expense on adjusted net income before income taxes at our estimated annual effective tax rate. The Non-GAAP Measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and the Non-GAAP Measures do not reflect any cash requirements for such replacements;
•
Certain Non-GAAP Measures do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;
•
Certain Non-GAAP Measures do not reflect changes in, or cash requirements for, our working capital needs;
•
Certain Non-GAAP Measures do not reflect our tax expense or any cash requirements to pay income taxes;
•
Certain Non-GAAP Measures do not reflect interest expense, or the cash requirements necessary to service interest payments on our indebtedness; and
•
Certain Non-GAAP Measures do not reflect the impact of earnings or charges resulting from matters we do not consider to be indicative of our core and/or ongoing operations, but may nonetheless have a material impact on our results of operations.

In addition, because not all companies use identical calculations, our presentation of the Non-GAAP Measures may not be comparable to similarly titled measures of other companies, including companies in our industry.

We do not provide forward-looking guidance for certain financial measures on a GAAP basis because we are unable to predict certain items contained in the GAAP measures without unreasonable efforts. These items may include acquisition-related costs, litigation charges or settlements, impairment charges, and certain other unusual adjustments.

The following table presents a reconciliation of income from continuing operations as determined in accordance with GAAP to EBITDA and Adjusted EBITDA, and income from continuing operations margin to EBITDA margin and Adjusted EBITDA margin (each expressed as a percentage of net sales) for the periods indicated:

(Dollars in thousands)	Three Months Ended
	October 4,	% of Net	September 28,	% of Net
	2026	sales	2025	sales
Income from continuing operations	$12,103	7.9%	$3,656	5.3%
Income tax expense	207		891
Interest expense	34		1
Interest income	(363)		(770)
Depreciation and amortization	5,101		2,038
EBITDA	17,082	11.1%	5,816	8.4%
Share-based compensation	848		791
Senior leadership transition costs(a)	—		98
Marine Products acquisition and integration costs(b)	1,877		268
Inventory step-up(c)	256		—
Adjusted EBITDA	$20,063	13.0%	$6,973	10.1%

The following table sets forth a reconciliation of income from continuing operations as determined in accordance with GAAP to Adjusted Net Income for the periods indicated:

(Dollars in thousands, except per share data)	Three Months Ended
	October 4,	September 28,
	2026	2025
Income from continuing operations	$12,103	$3,656
Income tax expense	207	891
Amortization of acquisition intangibles	568	450
Share-based compensation	848	791
Senior leadership transition costs(a)	—	98
Marine Products acquisition and integration costs(b)	1,877	268
Inventory step-up(c)	256	—
Adjusted Net Income before income taxes	15,859	6,154
Adjusted income tax expense(d)	3,647	1,416
Adjusted Net Income	$12,212	$4,738

Adjusted net income per common share
Basic	$0.50	$0.29
Diluted	$0.50	$0.29
Weighted average shares used for the computation of (g):
Basic Adjusted net income per share	24,279,593	16,177,634
Diluted Adjusted net income per share	24,316,251	16,255,397

The following table presents the reconciliation of income from continuing operations per diluted share to Adjusted Net Income per diluted share for the periods indicated:

	Three Months Ended
	October 4,	September 28,
	2026	2025
Income from continuing operations per diluted share	$0.50	$0.22
Impact of adjustments:
Income tax expense	0.01	0.05
Amortization of acquisition intangibles	0.02	0.03
Share-based compensation	0.03	0.05
Senior leadership transition costs(a)	—	0.01
Marine Products acquisition and integration costs(b)	0.08	0.02
Inventory step-up(c)	0.01	—
Adjusted Net Income per diluted share before income taxes	0.65	0.38
Impact of adjusted income tax expense on net income per diluted share before income taxes(d)	(0.15)	(0.09)
Adjusted Net Income per diluted share	$0.50	$0.29

The following table presents the reconciliation of net cash flow by operating activities of continuing operations to Free Cash Flow for the periods presented:

	Three Months Ended
	October 4,	September 28,
	2026	2025
Net cash provided by operating activities of continuing operations	$6,236	$(7,047)
Less:
Purchases of property, plant and equipment	(3,328)	(3,080)
Free cash flow	$2,908	$(10,127)

(a)
Represents amounts paid associated with the CFO transition.
(b)
Represents acquisition and integration costs, including the change in fiscal year-end, related to the Marine Products Transaction.
(c)
Represents an inventory step-up charge related to the Marine Products Transaction.
(d)
For the Transition Period and for fiscal 2026, income tax expense reflects an income tax rate of 23.0%.
(e)
Represents the Weighted Average Shares used for the computation of Basic and Diluted earnings (loss) per share as presented on the Consolidated Statements of Operations to calculate Adjusted Net Income per basic and diluted share for all periods presented herein.

Investor Contact:

MasterCraft Boat Holdings, Inc.

Alec Harmon

Senior Director of Strategy and Investor Relations

Email: investorrelations@MCBH.com

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